UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2005

Tuesday Morning Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-19658	75-2398532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (972) 387-3562

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 27, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Tuesday Morning Corporation (the “Company”) adopted cash bonus agreements (the “Bonus Agreements”) for Loren K. Jensen and John F. Reeves (each an “Executive” and together, the “Executives”).  Below is an explanation as to why the Bonus Agreements were necessary and a description of the Bonus Agreements, as adopted by the Compensation Committee.

The Bonus Agreements relate to a modification of a portion of each Executive’s non-qualified stock options, issued in connection with their employment, by increasing the original grant price to reflect recent changes in tax law regarding deferred compensation. The effect of the Bonus Agreements is to put the Executive in a substantially similar position after the tax law change as the Executive was prior to the tax law change.

Pursuant to the terms of the Bonus Agreements, each of the Executives must be employed by an affiliate of the Company on the date on which the bonuses are to be paid.  Mr. Jensen is entitled to a bonus on December 27, 2005, 2006, 2007 and May 5, 2008.  The award is to be paid in three annual installments of $29,698 beginning December 27, 2005 and a final payment of $7,424 on May 5, 2008.  Mr. Reeves is entitled to a bonus on December 27, 2005, 2006, 2007, 2008 and March 15, 2009.  The award is to be paid in four annual installments of $22,161 beginning December 27, 2005 and a final payment of $5,539 on March 15, 2009.  Each Executive’s Bonus Agreement provides that his Bonus Agreement will terminate and no additional unearned bonus payment will be made if the executive is terminated for any reason, dies, resigns for any reason, or becomes disabled before the relevant bonus payment is to be paid.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date: December 27, 2005	By:	/s/	Loren K. Jensen
Loren K. Jensen
Executive Vice President and Chief
Financial Officer

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